PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270004 and 333-270004-01 Dated October 29, 2025

JPMorgan Chase Financial Company LLC Capped GEARS

$7,803,300 Linked to an Unequally Weighted Basket of 5 Equity Indices due December 31, 2026

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Capped GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of an unequally weighted basket (the “Basket”) of the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index (each, an “Underlying” and together, the “Underlyings”). If the Basket Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Basket Return times the Upside Gearing of 3.00, up to the Maximum Gain of 17.00%. If the Basket Return is zero, JPMorgan Financial will repay your principal amount at maturity. However, if the Basket Return is negative, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. In this case, you will have full downside exposure to the Basket from the Initial Basket Value to the Final Basket Value and could lose all of your principal amount. Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in any Underlying, and the Securities will not pay interest. Any payment on the Securities is subject to the creditworthiness of JPMorgan Financial, as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential Subject to Maximum Gain — At maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Basket, up to the Maximum Gain of 17.00%. If the Basket Return is negative, investors will be exposed to the negative Basket Return at maturity.
❑	Full Downside Market Exposure — If the Basket Return is negative, investors will be exposed to the negative Basket Return at maturity and JPMorgan Financial will pay less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the Basket’s decline from the Initial Basket Value to the Final Basket Value. You may lose some or all of your principal amount. Any payment on the Securities is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Key Dates
Trade Date	October 29, 2025
Original Issue Date (Settlement Date)	October 31, 2025
Final Valuation Date[1]	December 29, 2026
Maturity Date[1]	December 31, 2026
[1]	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement or early acceleration in the event of a change-in-law event as described under “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement and “Key Risks — Risks Relating to the Securities Generally — We May Accelerate Your Securities If a Change-in-Law Event Occurs” in this pricing supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, IN ANNEX A TO THE ACCOMPANYING PROSPECTUS ADDENDUM AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Capped GEARS linked to an unequally weighted basket of 5 equity indices. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The return on the Securities is subject to, and will not exceed, the Maximum Gain.

Underlyings	Basket Weight	Initial Value	Upside Gearing	Maximum Gain	Initial Basket Value	CUSIP / ISIN
EURO STOXX 50® Index (Bloomberg ticker: SX5E)	40.00%	5,705.81	3.00	17.00%	100	48134K483 / US48134K4830
Nikkei 225 Index (Bloomberg ticker: NKY)	25.00%	51,307.65
FTSE® 100 Index (Bloomberg ticker: UKX)	17.50%	9,756.14
Swiss Market Index (Bloomberg ticker: SMI)	10.00%	12,314.10
S&P/ASX 200 Index (Bloomberg ticker: AS51)	7.50%	8,926.158

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 13, 2023, the prospectus addendum dated June 3, 2024, product supplement no. UBS-1-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying prospectus addendum, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to an Unequally Weighted Basket of 5 Equity Indices	$7,803,300	$10.00	$156,066	$0.20	$7,647,234	$9.80

1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.

2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.20 per $10.00 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Securities, when the terms of the Securities were set, was $9.741 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029549/ea152816_424b2.pdf
t	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
t	Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, each of the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index is an “Index.”

Any values of the Underlyings, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the Securities. Notwithstanding anything to the contrary in the indenture governing the Securities, that amendment will become effective without consent of the holders of the Securities or any other party.

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as a hypothetical investment in the Basket.

t     You believe the level of the Basket will increase over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain indicated on the cover hereof.

t     You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t     You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlyings.

t     You are willing and able to hold the Securities to maturity.

t     You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t     You understand and accept the risks associated with the Underlyings.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You require an investment designed to provide a full return of principal at maturity.

t     You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that has the same downside market risk as a hypothetical investment in the Basket.

t     You believe the level of the Basket will decline over the term of the Securities, or you believe the Underlying will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof.

t     You seek an investment that has unlimited return potential without a cap on appreciation.

t     You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

t     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t     You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlyings.

t     You are unwilling or unable to hold the Securities to maturity or seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlyings.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement, the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and Annex A to the accompanying prospectus addendum for risks related to an investment in the Securities. For more information on the Underlyings, please see the sections titled “The EURO STOXX 50® Index,” “The Nikkei 225 Index,” “The FTSE® 100 Index,” “The Swiss Market Index” and “The S&P/ASX 200 Index” below.

Final Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Basket:	The Securities are linked to an unequally weighted basket (the “Basket”) of the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index (each, an “Underlying” and together, the “Underlyings”). The Underlyings, along with their respective weightings (each a “Basket Weight”), are set forth below.

	Underlying	Basket Weight
	EURO STOXX 50® Index	40.00%
	Nikkei 225 Index	25.00%
	FTSE® 100 Index	17.50%
	Swiss Market Index	10.00%
	S&P/ASX 200 Index	7.50%
Due to the unequal weightings of the Underlyings, the performance of the EURO STOXX 50® Index will have a significantly larger impact on the return on the Securities than the performance of any other Underlying in the Basket.
Term:	14 months
Payment at Maturity (per $10 principal amount Security):

If the Basket Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return × Upside Gearing)

provided, however, that in no event will JPMorgan Financial pay you at maturity an amount greater than:

$10 + ($10 × Maximum Gain)

If the Basket Return is zero, JPMorgan Financial will pay you a cash payment at maturity of $10 per $10 principal amount Security.

If the Basket Return is negative, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return)

In this scenario, you will be exposed to the decline in the level of the Basket and you will lose some or all of your principal amount in an amount proportionate to the negative Basket Return.

Basket Return:	(Final Basket Value – Initial Basket Value) Initial Basket Value
Upside Gearing:	3.00
Maximum Gain:	17.00%. In no event will the return on the principal amount be greater than the Maximum Gain.
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The closing level of the Basket on the Final Valuation Date
Closing Level of the Basket:	The closing level of the Basket on any day will be calculated as follows: 100 × [1 + sum of (Underlying Return of each Underlying × Basket Weight of that Underlying)]
Initial Value:	With respect to each Underlying, the closing level of that Underlying on the Trade Date, as specified on the cover of this pricing supplement
Final Value:	With respect to each Underlying, the closing level of that Underlying on the Final Valuation Date
Underlying Return:	With respect to each Underlying, (Final Value – Initial Value) Initial Value

Investment Timeline

Trade Date	The closing level of each Underlying is observed, the Initial Basket Value is set equal to 100, and the Maximum Gain is finalized.

Maturity Date

The Final Value of each Underlying, the Final Basket Value and the Basket Return are determined.

If the Basket Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return ×
Upside Gearing)

provided, however, that in no event will JPMorgan Financial pay you at maturity an amount greater than:

$10 + ($10 × Maximum Gain)

If the Basket Return is zero, JPMorgan Financial will pay you a cash payment at maturity of $10 per $10 principal amount Security.

If the Basket Return is negative, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return)

Under these circumstances, you will be exposed to the decline in the level of the Basket and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket or any or all of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the Final Basket Value has not declined below the Initial Basket Value. If the Basket Return is negative, you will lose some or all of your principal amount in an amount proportionate to the negative Basket Return. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee by JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the Securities. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the Securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
t	We May Accelerate Your Securities If a Change-in-Law Event Occurs — Upon the announcement or occurrence of legal or regulatory changes that the calculation agent determines are likely to interfere with your or our ability to transact in or hold the Securities or our ability to hedge or perform our obligations under the Securities, we may, in our sole and absolute discretion, accelerate the payment on your Securities and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your Securities is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Change-in-Law Event” in the accompanying product supplement for more information.
t	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain of 17.00%. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Basket Return times the Upside Gearing is greater than the Maximum Gain.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Basket and the Upside Gearing and may be less than the Basket’s return, even if that return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	The Probability That the Final Basket Value Will Fall Below the Initial Basket Value on the Final Valuation Date Will Depend on the Volatility of the Basket — “Volatility” refers to the frequency and magnitude of changes in the level of the Basket. Greater expected volatility with respect to the Basket reflects a higher expectation as of the Trade Date that the Basket could close below the Initial Basket Value on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the Basket’s volatility can change significantly over the term of the Securities. The level of the Basket could fall sharply, which could result in a significant loss of principal.
t	Correlation (or Lack of Correlation) of the Underlyings — Changes in the levels of the Underlyings may not correlate with each other. At a time when the level of one or more Underlyings increases, the level of one or more other Underlyings may not increase as much or may even decline. Therefore, in calculating the closing level of the Basket, an increase in the level of one or more of the Underlyings may be moderated, or more than offset, by a lesser increase or decline in the level of one or more other Underlyings. In addition, high correlation of movements in the levels of the Underlyings during periods of negative returns among the Underlyings could have an adverse effect on any payment on the Securities.  Due to the unequal weightings of the Underlyings, the performance of the EURO STOXX 50® Index will have a significantly larger impact on the return on the Securities than the performance of any other Underlying in the Basket.

t	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Underlyings — Investing in the Securities is not equivalent to investing in the stocks included in the Underlyings. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Underlyings, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of Any Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of any Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of that Underlying. The sponsor of each Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
t	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Underlyings — Your return on the Securities will not reflect the return you would realize if you actually owned the stocks included in the Underlyings and received the dividends on the stocks included in the Underlyings. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Basket Value, which is based on the closing level of each Underlying on the Final Valuation Date, without taking into consideration the value of dividends on the stocks included in that Underlying.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlyings and could affect the values of the Underlyings, and therefore the Basket and the market value of the Securities.
t	Potential JPMorgan Financial Impact on the Level of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying or in futures, options or other derivative products on an Underlying may adversely affect the level of that Underlying and, therefore, the market value of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities exceeds the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the levels of the Underlyings, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the levels of the Underlyings;
t	the time to maturity of the Securities;
t	the dividend rates on the equity securities underlying the Underlyings;
t	the actual or expected positive or negative correlation among the Underlyings, or the actual or expected absence of any such correlation;
t	interest and yield rates in the market generally;
t	the exchange rates and the volatility of the exchange rates between the U.S. dollar and each of the currencies in which the equity securities included in the Underlyings trade and the correlation among those rates and the levels of the Underlyings; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlyings

t	Non-U.S. Securities Risk — The equity securities included in each Underlying have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
t	No Direct Exposure to Fluctuations in Foreign Exchange Rates — The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the Underlyings are based, although any currency fluctuations could affect the performance of the Underlyings and, therefore, the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in any payment on the Securities.
t	Historical Performance of the Basket Should Not Be Taken as an Indication of the Future Performance of the Basket During the Term of the Securities — The actual performance of the Basket over the term of the Securities may bear little relation to the historical performance of the Basket. The future performance of the Basket may differ significantly from its historical performance. It is impossible to predict whether the level of the Basket will rise or fall. We cannot give you assurance that the performance of the Basket will not adversely affect any payment on the Securities.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $10 principal amount Security for a hypothetical range of Basket Returns from -100.00% to +50.00% on an offering of the Securities linked to a hypothetical Basket, reflect the Initial Basket Value of 100 and assume a hypothetical Upside Gearing of 1.20 and a hypothetical Maximum Gain of 12.00%. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under “The Underlyings” in this pricing supplement. The actual Upside Gearing and Maximum Gain are specified on the cover of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Upside Gearing, the Maximum Gain and the Final Basket Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Value	Basket Return (%)	Payment at Maturity ($)	Return at Maturity per $10 issue price (%)
150.00	50.00%	$11.20	12.00%
140.00	40.00%	$11.20	12.00%
130.00	30.00%	$11.20	12.00%
120.00	20.00%	$11.20	12.00%
115.00	15.00%	$11.20	12.00%
110.00	10.00%	$11.20	12.00%
105.00	5.00%	$10.60	6.00%
102.00	2.00%	$10.24	2.40%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$9.50	-5.00%
90.00	-10.00%	$9.00	-10.00%
80.00	-20.00%	$8.00	-20.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The level of the Basket increases by 5% from the Initial Basket Value of 100 to the Final Basket Value of 105.

Because the Upside Gearing of 1.20 times the Basket Return of 5% is less than the Maximum Gain of 12.00%, at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to the Basket Return times the Upside Gearing, resulting in a payment at maturity of $10.60 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Basket Return × Upside Gearing)

$10.00 + ($10.00 × 5.00% × 1.20) = $10.60

Example 2 — The level of the Basket increases by 15% from the Initial Basket Value of 100 to the Final Basket Value of 115.

Because the Upside Gearing of 1.20 times the Basket Return of 15% is greater than the Maximum Gain of 12.00%, at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to the Maximum Gain of 12.00%, resulting in a payment at maturity of $11.20 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)

$10.00 + ($10.00 × 12.00%) = $11.20

Example 3 — The level of the Basket increases by 40% from the Initial Basket Value of 100 to the Final Basket Value of 140.

Because the Upside Gearing of 1.20 times the Basket Return of 40% is significantly greater than the Maximum Gain of 12.00%, at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to only the Maximum Gain of 12.00%, resulting in a payment at maturity of $11.20 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)

$10.00 + ($10.00 × 12.00%) = $11.20

Example 4 — The level of the Basket decreases by 40% from the Initial Basket Value of 100 to the Final Basket Value of 60.

Because the Basket Return is -40%, JPMorgan Financial will pay you a payment at maturity of $6.00 per $10 principal amount Security, calculated as follows:

$10 + ($10 × Basket Return)
$10 + ($10 × -40.00%) = $6.00

If the Basket Return is negative, investors will be exposed to the negative Basket Return at maturity, resulting in a loss of principal that is proportionate to the Basket’s decline from the Initial Basket Value to the Final Basket Value. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Examples of Calculations of the Closing Levels of the Basket

The examples below illustrate the hypothetical closing levels of the Basket on the Final Valuation Date under different hypothetical scenarios with the following assumptions (amounts have been rounded for ease of reference):

Underlyings	Index Weight	Initial Value
EURO STOXX 50® Index	40.00%	100.00*
Nikkei 225 Index	25.00%	100.00*
FTSE® 100 Index	17.50%	100.00*
Swiss Market Index	10.00%	100.00*
S&P/ASX 200 Index	7.50%	100.00*
*The actual Initial Value for each Underlying is specified on the cover of this pricing supplement. The hypothetical Initial Value for each Underlying of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value for any Underlying. For historical data regarding the actual closing levels of each Underlying, please see the historical information set forth under “The EURO STOXX 50® Index,” “The Nikkei 225 Index,” “The FTSE® 100 Index,” “The Swiss Market Index” and “The S&P/ASX 200 Index” in this pricing supplement.

Example 1 — On the Final Valuation Date, each Underlying closes above its Initial Value.

Underlyings	Index Weight	Initial Value	Final Value	Underlying Return
EURO STOXX 50® Index	40.00%	100.00	106.00	6.00%
Nikkei 225 Index	25.00%	100.00	105.50	5.50%
FTSE® 100 Index	17.50%	100.00	104.00	4.00%
Swiss Market Index	10.00%	100.00	103.00	3.00%
S&P/ASX 200 Index	7.50%	100.00	103.00	3.00%
Closing Level of the Basket:	100 × [1 + (6.00% × 40.00%) + (5.50% × 25.00%) + (4.00% × 17.50%) + (3.00% × 10.00%) + (3.00% × 7.50%)] = 105

A closing level of the Basket of 105 represents a 5% increase in the level of the Basket from the Initial Basket Value.

Example 2 — On the Final Valuation Date, each Underlying closes below its Initial Value.

Underlyings	Index Weight	Initial Value	Final Value	Underlying Return
EURO STOXX 50® Index	40.00%	100.00	88.00	-12.00%
Nikkei 225 Index	25.00%	100.00	80.00	-20.00%
FTSE® 100 Index	17.50%	100.00	83.00	-17.00%
Swiss Market Index	10.00%	100.00	85.25	-14.75%
S&P/ASX 200 Index	7.50%	100.00	90.00	-10.00%
Closing Level of the Basket:	100 × [1 + (-12.00% × 40.00%) + (-20.00% × 25.00%) + (-17.00% × 17.50%) + (-14.75% × 10.00%) + (-10.00% × 7.50%)] = 85

A closing level of the Basket of 85 represents a 15% decline in the level of the Basket from the Initial Basket Value.

Example 3 — On the Final Valuation Date, the most heavily weighted Underlying closes below its Initial Value, offsetting the increase of the other Underlyings.

Underlyings	Index Weight	Initial Value	Final Value	Underlying Return
EURO STOXX 50® Index	40.00%	100.00	40.00	-60.00%
Nikkei 225 Index	25.00%	100.00	105.00	5.00%
FTSE® 100 Index	17.50%	100.00	110.00	10.00%
Swiss Market Index	10.00%	100.00	130.00	30.00%
S&P/ASX 200 Index	7.50%	100.00	130.00	30.00%
Closing Level of the Basket:	100 × [1 + (-60.00% × 40.00%) + (5.00% × 25.00%) + (10.00% × 17.50%) + (30.00% × 10.00%) + (30.00% × 7.50%)] = 84.25

A closing level of the Basket of 84.25 represents a 15.75% decline in the level of the Basket from the Initial Basket Value.

Because the Basket is unequally weighted, increases in the levels of the lower weighted Underlyings are offset by the decrease in the level of the most heavily weighted Underlying. In this example, even though the Underlying Return of each of the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index are positive, the significant negative Underlying Return of the EURO STOXX 50® Index results in a Final Basket Value that is less the Initial Basket Value.

Example 4 — On the Final Valuation Date, the most heavily weighted Underlying closes above its Initial Value, but this increase is offset by the decline of the other Underlyings.

Underlyings	Index Weight	Initial Value	Final Value	Underlying Return
EURO STOXX 50® Index	40.00%	100.00	150.00	50.00%
Nikkei 225 Index	25.00%	100.00	25.00	-75.00%
FTSE® 100 Index	17.50%	100.00	25.00	-75.00%
Swiss Market Index	10.00%	100.00	25.00	-75.00%
S&P/ASX 200 Index	7.50%	100.00	75.00	-25.00%
Closing Level of the Basket:	100 × [1 + (50.00% × 40.00%) + (-75.00% × 25.00%) + (-75.00% × 17.50%) + (-75.00% × 10.00%) + (-25.00% × 7.50%)] = 78.75

A closing level of the Basket of 78.75 represents a 21.25% decline in the level of the Basket from the Initial Basket Value.

Although the Basket is unequally weighted, significant decreases in the levels of the lower weighted Underlyings more than offset the significant increase in the level of the most heavily weighted Underlying. In this example, even though the Underlying Return of the EURO STOXX 50® Index is positive, the significant negative Underlying Return of each of the Nikkei 225 Index, the FTSE® 100 Index, the Swiss Market Index and the S&P/ASX 200 Index together results in a Final Basket Value that is less the Initial Basket Value.

The Basket

The following graph shows the daily hypothetical performance of the Basket from January 5, 2015 (the first day in 2015 on which the closing levels of all Underlyings were published) through October 29, 2025, assuming that the closing level of the Basket on January 5, 2015 was 100 and that the Underlyings on those dates were weighted as specified in the “Final Terms” in this pricing supplement. The hypothetical historical daily Basket performance data in this graph was determined using the closing levels of each Underlying reported by the Bloomberg Professional® service (“Bloomberg”) for those dates, without independent verification. The hypothetical historical performance of the Basket displayed below is a reflection of the aggregated historical performance of the Underlyings as described above.

Past performance of the Basket is not indicative of the future performance of the Basket. See “Key Risks — Risks Relating to the Underlyings — Historical Performance of the Basket Should Not Be Taken as an Indication of the Future Performance of the Basket During the Term of the Securities.”

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. We obtained the closing levels information set forth below from Bloomberg, without independent verification. You should not take the historical performance of any Underlying as an indication of future performance.

The EURO STOXX 50® Index

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The Securities based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither Stoxx Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information Regarding the EURO STOXX 50® Index

The graph below illustrates the daily performance of the EURO STOXX 50® Index from January 2, 2015 through October 29, 2025, based on information from Bloomberg, without independent verification. The closing level of the EURO STOXX 50® Index on October 29, 2025 was 5,705.81. We obtained the closing levels of the EURO STOXX 50® Index above and below from Bloomberg, without independent verification.

Past performance of the EURO STOXX 50® Index is not indicative of the future performance of the EURO STOXX 50® Index.

The Nikkei 225 Index

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is based on 225 underlying stocks (the “Nikkei underlying stocks”) trading on the Tokyo Stock Exchange (“TSE”) Prime Market, representing a broad cross-section of Japanese industries. All Nikkei underlying stocks are stocks listed on the TSE Prime Market. Stocks listed on the TSE Prime Market are among the most actively traded stocks on the TSE. For additional information about the Nikkei 225 Index, see “Equity Index Descriptions ― The Nikkei 225 Index” in the accompanying underlying supplement.

Historical Information Regarding the Nikkei 225 Index

The graph below illustrates the daily performance of the Nikkei 225 Index from January 5, 2015 through October 29, 2025, based on information from Bloomberg, without independent verification. The closing level of the Nikkei 225 Index on October 29, 2025 was 51,307.65. We obtained the closing levels of the Nikkei 225 Index above and below from Bloomberg, without independent verification.

Past performance of the Nikkei 225 Index is not indicative of the future performance of the Nikkei 225 Index.

The FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. For additional information about the FTSE® 100 Index, see “Equity Index Descriptions — The FTSE® 100 Index” in the accompanying underlying supplement.

Historical Information Regarding the FTSE® 100 Index

The graph below illustrates the daily performance of the FTSE® 100 Index from January 2, 2015 through October 29, 2025, based on information from Bloomberg, without independent verification. The closing level of the FTSE® 100 Index on October 29, 2025 was 9,756.14. We obtained the closing levels of the FTSE® 100 Index above and below from Bloomberg, without independent verification.

Past performance of the FTSE® 100 Index is not indicative of the future performance of the FTSE® 100 Index.

The Swiss Market Index

The Swiss Market Index (“SMI®”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. For additional information about the Swiss Market Index, see “Equity Index Descriptions — The Swiss Market Index” in the accompanying underlying supplement.

Historical Information Regarding the Swiss Market Index

The graph below illustrates the daily performance of the Swiss Market Index from January 5, 2015 through October 29, 2025, based on information from Bloomberg, without independent verification. The closing level of the Swiss Market Index on October 29, 2025 was 12,314.10. We obtained the closing levels of the Swiss Market Index above and below from Bloomberg, without independent verification.

Past performance of the Swiss Market Index is not indicative of the future performance of the Swiss Market Index.

The S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. For additional information about the S&P/ASX 200 Index, see “Equity Index Descriptions — The S&P/ASX 200 Index” in the accompanying underlying supplement.

Historical Information Regarding the S&P/ASX 200 Index

The graph below illustrates the daily performance of the S&P/ASX 200 Index from January 2, 2015 through October 29, 2025, based on information from Bloomberg, without independent verification. The closing level of the S&P/ASX 200 Index on October 29, 2025 was 8,926.158. We obtained the closing levels of the S&P/ASX 200 Index above and below from Bloomberg, without independent verification.

Past performance of the S&P/ASX 200 Index is not indicative of the future performance of the S&P/ASX 200 Index.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to seven months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” and “Hypothetical Examples of Calculations of the Closing Levels of the Basket” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the Securities offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such Securities (the “master note”), and such Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.